Proxy Voting Results

A special meeting of shareholders was held on December 16, 2015. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Elizabeth S. Acton

Affirmative	127,804,770.18	96.224
Withheld	5,015,883.51	3.776
TOTAL	132,820,653.69	100.000

John Engler

Affirmative	126,786,441.31	95.457
Withheld	6,034,212.38	4.543
TOTAL	132,820,653.69	100.000

Albert R. Gamper, Jr.

Affirmative	126,903,156.06	95.545
Withheld	5,917,497.63	4.455
TOTAL	132,820,653.69	100.000

Robert F. Gartland

Affirmative	127,021,822.78	95.635
Withheld	5,798,830.91	4.365
TOTAL	132,820,653.69	100.000

Abigail P. Johnson

Affirmative	127,763,636.97	96.193
Withheld	5,057,016.72	3.807
TOTAL	132,820,653.69	100.000

Arthur E. Johnson

Affirmative	126,411,178.04	95.175
Withheld	6,409,475.65	4.825
TOTAL	132,820,653.69	100.000

Michael E. Kenneally

Affirmative	127,137,815.73	95.722
Withheld	5,682,837.96	4.278
TOTAL	132,820,653.69	100.000

James H. Keyes

Affirmative	127,001,237.67	95.619
Withheld	5,819,416.02	4.381
TOTAL	132,820,653.69	100.000

Marie L. Knowles

Affirmative	127,724,236.67	96.163
Withheld	5,096,417.02	3.837
TOTAL	132,820,653.69	100.000

Geoffrey A. von Kuhn

Affirmative	126,908,251.38	95.549
Withheld	5,912,402.31	4.451
TOTAL	132,820,653.69	100.000

Proposal 1 reflects trust wide proposal and voting results.